FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR
Date: November 20, 2025		IR@maximus.com

Maximus Reports Fourth Quarter and Full Year Results for Fiscal Year 2025
Delivers margin expansion, strong cash generation, and establishes fiscal year 2026 guidance
(Tysons, Va. - November 20, 2025) - Maximus (NYSE: MMS), a leading provider of government services, reported financial results for the three months and year ended September 30, 2025.
Highlights for fiscal year 2025 include:
•Full year revenue increased 2.4% to $5.43 billion, compared to $5.31 billion for the prior year. Organic growth was 3.9% and driven by high demand for clinical services within the U.S. Federal Services Segment.
•Full year operating margin was 9.7% and the adjusted EBITDA margin was 12.9%, reflecting year-over-year margin expansion. Full year diluted earnings per share were $5.51, and adjusted diluted earnings per share were $7.36.
•Full year cash flows from operating activities totaled $429 million, and free cash flow was $366 million. Purchases of Maximus common stock totaled 5.8 million shares for $457 million during the full year. The leverage ratio at September 30, 2025, was 1.5x, as calculated in accordance with our credit agreement.
•A quarterly cash dividend of $0.30 per share payable on December 1, 2025, to shareholders of record on November 14, 2025.
"Fiscal 2025 was a year of significant achievement for Maximus, as our teams skillfully navigated shifting priorities, seized opportunities to step up for our customers, and ultimately delivered revenue growth and profitability well above our expectations at the beginning of the fiscal year," said Bruce Caswell, President and Chief Executive Officer. "Our performance underscores the essential nature of the services we provide, and the trust customers place in us to deliver meaningful outcomes."
Caswell continued, "For fiscal 2026, Maximus is prioritizing expansion in U.S. Federal markets, preparing for opportunities from recent Federal legislation, and deploying AI‑enabled automation designed to drive productivity and operating leverage that we believe will enable growth acceleration in 2027 and beyond."
Consolidated Fiscal Year 2025 Results
Revenue for the full fiscal year 2025 increased 2.4% to $5.43 billion, compared to $5.31 billion for the prior year. Organic growth was 3.9% over the prior year due primarily to volume growth on clinical programs in the U.S. Federal Services Segment.
For the full fiscal year 2025, the operating margin was 9.7% and adjusted EBITDA margin was 12.9%. This compares to margins of 9.2% and 11.6%, respectively, for the prior fiscal year. Higher volumes in the U.S. Federal Services Segment, combined with technology and cost initiatives, drove the year-over-year improvement and demonstrate the benefits of our strategic focus on clinical programs and tech-enabled service delivery.
Diluted earnings per share were $5.51 and adjusted diluted earnings per share were $7.36. This compares to $4.99 and $6.11, respectively, for the prior year. The majority of the earnings improvement was attributable to enhanced operating profitability, with a smaller contribution derived from the purchase of Maximus common stock.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for fiscal year 2025 increased 12.1% to $3.07 billion, compared to $2.74 billion reported for the prior year. All growth was organic and driven predominantly by a combination of anticipated and unforeseen volume growth across a range of clinical programs, further reinforcing U.S. Federal Services as a strong growth engine. In addition, natural disaster support activities provided a greater contribution to fiscal year 2025 as compared to the prior year.

The segment operating margin for the full fiscal year 2025 was 15.3%, as compared to 12.2% reported for the prior fiscal year. The margin improvement was attributable to clinical program-related volume growth improving the operating leverage of the segment, along with productivity enhancements tied to technology initiatives.
U.S. Services Segment
U.S. Services Segment revenue for fiscal year 2025 decreased by 7.7% to $1.76 billion, compared to $1.91 billion reported in the prior fiscal year. The decrease was primarily due to the prior fiscal year period containing excess volumes from Medicaid-related activities, including the extra redeterminations from the unwinding exercise.
The segment operating margin for fiscal year 2025 was 9.7%, compared to 12.9% reported in the prior fiscal year. The higher margin in the prior year period was a direct benefit of the excess volumes that were temporary. In addition, the segment's operating income was impacted by a meaningful portion of the company's $16 million of severance charges booked in the fourth quarter of fiscal year 2025.
Outside the U.S. Segment
Outside the U.S. Segment revenue for fiscal year 2025 decreased 8.7% to $599.9 million as compared to $657.1 million reported for the prior fiscal year. The revenue reduction was due to the divestitures of multiple employment services businesses, and was partially offset by positive organic growth of 4.1%.
The segment operating margin for fiscal year 2025 was 3.7%, compared to 1.2% reported in the prior fiscal year. The segment is operating within its 3% to 7% target margin range due to divesting more volatile elements of the portfolio. Our goal remains to move the segment higher in the target margin range in future periods.
Sales and Pipeline
Year-to-date signed contract awards at September 30, 2025, totaled $4.7 billion, and contracts pending (awarded but unsigned) totaled $331 million. The book-to-bill ratio at September 30, 2025, was 0.9x on a trailing twelve-month basis.
The total sales pipeline at September 30, 2025, was $51.3 billion (comprised of approximately $3.37 billion in proposals pending, $1.37 billion in proposals in preparation, and $46.6 billion in opportunities tracking). New work opportunities represent approximately 64% of the total sales pipeline, and U.S. Federal Services Segment opportunities represent approximately 66% of the total sales pipeline, providing a diversified set of future growth drivers with an increasing tilt toward U.S. Federal programs.
Balance Sheet and Cash Flows
At September 30, 2025, cash and cash equivalents totaled $222 million, and gross debt was $1.35 billion. The ratio of debt, net of allowed cash, to consolidated EBITDA for the full year ended September 30, 2025, as calculated in accordance with our credit agreement, was 1.5x, as compared to 2.1x at June 30, 2025, providing meaningful financial flexibility for continued investment and shareholder returns.
For fiscal year 2025, cash flows from operating activities totaled $429 million and free cash flow was $366 million, enabled by $642 million of free cash flow for the quarter ended September 30, 2025. This compares to $515 million and $401 million, respectively, in the prior fiscal year. DSO at September 30, 2025, were 62 days, demonstrating strong improvement of collections as expected following the 96-day DSO for the period ended June 30, 2025.
During fiscal year 2025, we purchased approximately 5.8 million shares of Maximus common stock totaling $456.6 million. Subsequent to September 30, 2025, we purchased approximately 0.4 million shares totaling $30.7 million. Including the subsequent activity, approximately $250 million remains on the current $400 million Board of Directors authorization granted in September 2025.
On October 6, 2025, our Board of Directors declared a quarterly cash dividend of $0.30 for each share of our common stock outstanding. The dividend is payable on December 1, 2025, to shareholders of record on November 14, 2025.

Fiscal Year 2026 Outlook
Maximus is establishing fiscal year 2026 guidance. We expect revenue to range between $5.225 billion and $5.425 billion. We anticipate an adjusted EBITDA margin of approximately 13.7% for the full fiscal year. We expect adjusted diluted earnings per share, which excludes expense for amortization of intangible assets and divestiture-related charges, to range between $7.95 and $8.25 per share.
We expect free cash flow to range between $450 million and $500 million for fiscal year 2026. We forecast expenses of $81 million for amortization of intangible assets, $58 million for depreciation and amortization, and $69 million for interest is anticipated for the full fiscal year. We expect an effective income tax rate of approximately 25% and weighted average shares outstanding of about 55.5 million is expected for fiscal year 2026.
Conference Call and Webcast Information
Maximus will host a conference call today, November 20, 2025, at 9:00 a.m. ET.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to government, Maximus helps improve the delivery of public services amid complex technology, health, economic, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus provides tech-enabled services to government agencies, including innovative business process management and technology solutions, that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release contains non-GAAP measures and other indicators, including organic growth, free cash flow, EPS adjusted for amortization of intangible assets and divestiture-related charges, adjusted EBITDA, consolidated EBITDA (as defined by our Credit Agreement) and other non-GAAP measures.
A description of these non-GAAP measures and details as to how they are calculated are included with our earnings presentation and forthcoming Form 10-K.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, operating income, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about our confidence and strategies, and our guidance and expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of our products are forward-looking statements that involve risks and uncertainties.
These risks could cause our actual results to differ materially from those indicated by such forward-looking statements. The guidance is only effective as of the date given. We undertake no obligation to update the guidance herein as circumstances evolve. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed on November 21, 2024, as supplemented by the risk factor set forth in Part II, Item 1A "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the SEC on May 8, 2025. Our Securities and Exchange Commission (SEC) reports are accessible on maximus.com.

	FY26 Guidance Reconciliation - Non-GAAP
($ in millions except per share items)	Low End	High End
Operating income	$579	$601
Add: amortization of intangible assets	81	81
Add: depreciation & amortization of property, equipment and capitalized software	58	58
Adjusted EBITDA	$718	$740
Revenue	$5,225	$5,425
Adjusted EBITDA Margin	13.7%	13.6%

Diluted EPS	$6.87	$7.17
Add: effect of amortization of intangible assets on diluted EPS	1.08	1.08
Adjusted diluted EPS	$7.95	$8.25

Cash flows from operating activities	$490	$540
Remove: purchases of property and equipment and capitalized software costs	(40)	(40)
Free cash flow	$450	$500

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2025	2024	2025	2024
	(in thousands, except per share amounts)
Revenue	$1,318,415	$1,315,870	$5,431,276	$5,306,197
Cost of revenue	984,863	1,014,175	4,097,833	4,054,545
Gross profit	333,552	301,695	1,333,443	1,251,652
Selling, general, and administrative expenses	187,684	166,901	713,107	671,583
Amortization of intangible assets	23,006	23,038	92,047	91,570
Operating income	122,862	111,756	528,289	488,499
Interest expense	22,432	20,012	84,080	82,440
Other (income)/expense, net	(37)	(925)	(640)	(450)
Income before income taxes	100,467	92,669	444,849	406,509
Provision for income taxes	25,179	20,165	125,815	99,595
Net income	$75,288	$72,504	$319,034	$306,914

Earnings per share:
Basic	$1.34	1.20	$5.56	$5.03
Diluted	$1.32	1.19	$5.51	$4.99
Weighted average shares outstanding:
Basic	56,366	60,553	57,413	61,049
Diluted	56,987	61,085	57,921	61,484

Dividends declared per share	$0.30	$0.30	$1.20	$1.20

Maximus, Inc.
Consolidated Balance Sheets

	As of September 30,
	2025	2024
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$222,351	$183,123
Accounts receivable, net	898,095	879,514
Income taxes receivable	3,904	5,282
Prepaid expenses and other current assets	128,574	132,625
Total current assets	1,252,924	1,200,544
Property and equipment, net	30,972	38,977
Capitalized software, net	214,260	187,677
Operating lease right-of-use assets	100,514	133,594
Goodwill	1,782,095	1,782,871
Intangible assets, net	538,266	630,569
Deferred contract costs, net	63,332	59,432
Deferred compensation plan assets	63,272	55,913
Deferred income taxes	11,491	14,801
Other assets	12,513	27,130
Total assets	$4,069,639	$4,131,508
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$296,888	$303,321
Accrued compensation and benefits	236,948	237,121
Deferred revenue, current portion	53,784	83,238
Income taxes payable	17,321	26,535
Long-term debt, current portion	52,680	40,139
Operating lease liabilities, current portion	38,605	47,656
Other current liabilities	68,937	69,519
Total current liabilities	765,163	807,529
Deferred revenue, non-current portion	43,757	45,077
Deferred income taxes	149,020	169,118
Long-term debt, non-current portion	1,281,593	1,091,954
Deferred compensation plan liabilities, non-current portion	62,145	57,599
Operating lease liabilities, non-current portion	71,289	97,221
Other liabilities	22,637	20,195
Total liabilities	2,395,604	2,288,693
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 54,805 and 60,352 shares issued and outstanding as of September 30, 2025 and 2024, respectively	628,118	598,304
Accumulated other comprehensive loss	(17,867)	(32,460)
Retained earnings	1,063,784	1,276,971
Total shareholders' equity	1,674,035	1,842,815
Total liabilities and shareholders' equity	$4,069,639	$4,131,508

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Cash flows from operating activities:
Net income	$75,288	$72,504	$319,034	$306,914
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	14,167	9,811	41,669	33,957
Amortization of intangible assets	23,006	23,038	92,047	91,570
Amortization of debt issuance costs and debt discount	736	635	2,782	3,534
Deferred income taxes	(10,887)	(32,252)	(16,716)	(36,022)
Stock compensation expense	10,858	7,744	41,182	35,349
Divestiture-related charges	206	—	39,549	1,018
Change in assets and liabilities, net of effects of business combinations and disposals:
Accounts receivable	521,445	(24,034)	(31,852)	(50,562)
Prepaid expenses and other current assets	(23,145)	(8,751)	(13,804)	10,565
Deferred contract costs	(1,261)	(4,778)	(2,117)	(13,155)
Accounts payable and accrued liabilities	14,316	19,926	(7,492)	18,267
Accrued compensation and benefits	62,594	59,290	12,225	38,247
Deferred revenue	(21,315)	10,455	(29,990)	28,534
Income taxes	(13,133)	21,729	(7,508)	32,305
Operating lease right-of-use assets and liabilities	1,571	225	(1,937)	(1,906)
Other assets and liabilities	(5,074)	8,292	(7,700)	16,643
Net cash provided by operating activities	649,372	163,834	429,372	515,258
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(7,527)	(31,953)	(63,213)	(114,190)
Asset acquisition	—	7	—	(17,999)
Proceeds from divestitures	4,381	7	5,117	3,085
Other	—	—	(2,165)	—
Net cash used in investing activities	(3,146)	(31,939)	(60,261)	(129,104)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(16,845)	(18,054)	(68,710)	(72,901)
Purchases of Maximus common stock	(141,039)	(25,794)	(447,482)	(73,069)
Tax withholding related to RSU vesting	—	—	(16,451)	(13,455)
Payments for contingent consideration	—	—	—	(10,977)
Payments for debt financing costs	—	—	(1,658)	(9,724)
Proceeds from borrowings	163,792	250,000	1,499,000	1,100,166
Principal payments for debt	(487,465)	(259,377)	(1,297,639)	(1,212,202)
Other	(9,113)	7,398	(10,937)	16,516
Net cash used in financing activities	(490,670)	(45,827)	(343,877)	(275,646)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(473)	1,894	(538)	3,164
Net change in cash, cash equivalents, and restricted cash	155,083	87,962	24,696	113,672
Cash, cash equivalents and restricted cash, beginning of period	105,376	147,801	235,763	122,091
Cash, cash equivalents and restricted cash, end of period	$260,459	$235,763	$260,459	$235,763

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended September 30, 2025
(dollars in thousands)	U.S. Federal Services	% (1)		U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$747,935			$429,273		$141,207		$1,318,415
Cost of revenue	538,679	72.0%		330,997	77.1%	115,187	81.6%	984,863
Gross profit	209,256	28.0%		98,276	22.9%	26,020	18.4%	333,552
Other segment items (2)	96,044	12.8%		66,623	15.5%	22,485	15.9%	185,152
Segment operating income	$113,212	15.1%		$31,653	7.4%	$3,535	2.5%	148,400
Divestiture-related charges (3)								(206)
Other (4)								(2,326)
Amortization of intangible assets								(23,006)
Operating income								$122,862

	For the Three Months Ended September 30, 2024
(dollars in thousands)	U.S. Federal Services	% (1)		U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$675,117		1	$463,555		$177,198		$1,315,870
Cost of revenue	515,429	76.3%		353,265	76.2%	145,481	82.1%	1,014,175
Gross profit	159,688	23.7%		110,290	23.8%	31,717	17.9%	301,695
Other segment items (2)	84,469	12.5%		58,773	12.7%	23,149	13.1%	166,391
Segment operating income	$75,219	11.1%		$51,517	11.1%	$8,568	4.8%	135,304
Other (4)								(510)
Amortization of intangible assets								(23,038)
Operating income								$111,756

	For the Year Ended September 30, 2025
(dollars in thousands)	U.S. Federal Services	% (1)	U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$3,067,691		$1,763,691		$599,894		$5,431,276
Cost of revenue	2,256,928	73.6%	1,352,709	76.7%	488,196	81.4%	4,097,833
Gross profit	810,763	26.4%	410,982	23.3%	111,698	18.6%	1,333,443
Other segment items (2)	341,608	11.1%	239,718	13.6%	89,307	14.9%	670,633
Segment operating income	$469,155	15.3%	$171,264	9.7%	$22,391	3.7%	662,810
Divestiture-related charges (3)							(39,549)
Other (4)							(2,925)
Amortization of intangible assets							(92,047)
Operating income							$528,289

	For the Year Ended September 30, 2024
(dollars in thousands)	U.S. Federal Services	% (1)	U.S. Services	% (1)	Outside the U.S.	% (1)	Total
Revenue	$2,737,244		$1,911,813		$657,140		$5,306,197
Cost of revenue	2,071,482	75.7%	1,432,026	74.9%	551,037	83.9%	4,054,545
Gross profit	665,762	24.3%	479,787	25.1%	106,103	16.1%	1,251,652
Other segment items (2)	332,140	12.1%	232,805	12.2%	98,398	15.0%	663,343
Segment operating income	$333,622	12.2%	$246,982	12.9%	$7,705	1.2%	588,309
Divestiture-related charges (3)							(1,018)
Other (4)							(7,222)
Amortization of intangible assets							(91,570)
Operating income							$488,499

(1)Percentage of respective segment revenue.
(2)Other segment items are principally SG&A expenses allocated to segments.
(3)During fiscal years 2025 and 2024, we have divested businesses from our Outside the U.S. Segment.
(4)Other includes credits and costs that are not allocated to a particular segment.

Maximus, Inc.
Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net cash provided by operating activities	$649,372	$163,834	$429,372	$515,258
Purchases of property and equipment and capitalized software	(7,527)	(31,953)	(63,213)	(114,190)
Free cash flow	$641,845	$131,881	$366,159	$401,068

Maximus, Inc.
Non-GAAP Adjusted Results - Operating Income, Adjusted EBITDA, Net Income, and Diluted Earnings per Share
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2025	2024	2025	2024
	(dollars in thousands, except per share data)
Operating income	$122,862	$111,756	$528,289	$488,499
Add back: Amortization of intangible assets	23,006	23,038	92,047	91,570
Add back: Divestiture-related charges	206	—	39,549	1,018
Add back: Depreciation and amortization of property, equipment, and capitalized software	14,167	9,811	41,669	33,957
Adjusted EBITDA (Non-GAAP)	$160,241	$144,605	$701,554	$615,044
Adjusted EBITDA margin (Non-GAAP)	12.2%	11.0%	12.9%	11.6%

Net income	$75,288	$72,504	$319,034	$306,914
Add back: Amortization of intangible assets, net of tax	16,955	16,973	67,839	67,481
Add back: Divestiture-related charges	206	—	39,549	1,018
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$92,449	$89,477	$426,422	$375,413

Diluted earnings per share	$1.32	$1.19	$5.51	$4.99
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.30	0.27	1.17	1.10
Add back: Effect of divestiture-related charges on diluted earnings per share	—	—	0.68	0.02
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$1.62	$1.46	$7.36	$6.11